Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Community Bankers Trust Corporation

Richmond, Virginia.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-173418) of Community Bankers Trust Corporation of our report dated March 15, 2018, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

Richmond, Virginia

March 15, 2019